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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

JTH Holding, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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JTH Holding, Inc.
1716 Corporate Landing Parkway
Virginia Beach, Virginia 23454

October 11, 2013

Dear Fellow Stockholder:

        You are cordially invited to attend JTH Holding, Inc.'s 2013 Annual Meeting of Stockholders, which will be held on Thursday, November 14, 2013 at 11:30 a.m., Eastern Standard Time, at the Virginia Beach Convention Center located at 1000 19th Street, Virginia Beach, Virginia 23451. Details regarding admission to the meeting and the business to be conducted are described in this proxy statement. We have also made available with this proxy statement a copy of our Annual Report on Form 10-K for the year ended April 30, 2013, which includes our 2013 audited consolidated financial statements and provides information about our business.

        Every stockholder's vote is important and valued. We look forward to your attendance at the meeting and the opportunity to review our developments over the past year and to share with you our plans for the future. Whether or not you expect to attend the annual meeting, it is important that your shares be represented. You may vote in person by ballot at the 2013 Annual Meeting, or by mailing a proxy card as described in the enclosed materials.

        On behalf of the entire Board of Directors, I'd like to thank you for your commitment and support.

Sincerely,

John T. Hewitt Chairman and Chief Executive Officer JTH Holding, Inc.

JTH Holding, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 14, 2013

        The annual meeting of stockholders of JTH Holding, Inc. (the "Company"), will be held at the Virginia Beach Convention Center located at 1000 19th Street, Virginia Beach, Virginia 23451, on Thursday, November 14, 2013, at 11:30 a.m. Eastern Standard Time (the "2013 Annual Meeting").

        The 2013 Annual Meeting will be held for the following purposes:

  1.
  Election of four (4) Directors to the Board of Directors, each to serve until the 2014 annual meeting or until their successors are elected and qualified;

  2.
  Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2014; and

  3.
  Any other business that properly comes before the meeting and any adjournment thereof.

        The foregoing items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on September 16, 2013 as the record date for determining stockholders of the Company entitled to receive notice of and vote at the meeting.

        Stockholders of record of the Company's Class A Common Stock as of the close of business on September 16, 2013 are entitled to receive notice of, and to vote at, the 2013 Annual Meeting. For this purpose, the holder of our Special Voting Preferred Stock is also entitled to receive notice of, and to vote as a single class with the holders of our Class A Common Stock, at the 2013 Annual Meeting. In addition, stockholders of record of the Company's Class B Common Stock are entitled to receive notice of, and to vote at, the 2013 Annual Meeting on all matters other than the election of directors. Included in these materials are the Proxy Statement, the Company's 2013 Annual Report to Stockholders, which includes the Company's audited consolidated financial statements for the fiscal year ended April 30, 2013, this Notice of the Company's 2013 Annual Meeting, and your proxy card. These materials are being sent to stockholders on or about October 11, 2013, and are also available online at the Company's website at www.libertytax.com.

By Order of the Board of Directors,

JAMES J. WHEATON
General Counsel and Vice President, Legal and Governmental Affairs

Virginia Beach, Virginia
October 11, 2013

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2013 ANNUAL MEETING AND VOTING

PROXY STATEMENT

        This proxy statement (Proxy Statement) is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of JTH Holding, Inc. (the "Company") in connection with the Annual Meeting of Stockholders scheduled for November 14, 2013, at 11:30 Eastern Standard Time at the Virginia Beach Convention Center located at 1000 19th Street, Virginia Beach, Virginia 23451. This Proxy Statement, as well as a proxy card and Annual Report, were first mailed to stockholders on or about October 11, 2013.

VOTING INSTRUCTIONS AND INFORMATION

Who may vote at the 2013 Annual Meeting?

        Each holder of the 12,023,265 shares of the Company's Class A Common Stock issued and outstanding at the close of business on September 16, 2013 (Record Date) will be entitled to receive a notice of the 2013 Annual Meeting, and to attend and vote at the 2013 Annual Meeting. These persons are considered "holders of record," and will be entitled to cast one vote per share owned for each proposal to be considered at the 2013 Annual Meeting. Moreover, the holder of our Special Voting Preferred Stock will be entitled to receive notice of and to attend the 2013 Annual Meeting, and to cast 1,000,000 votes, voting as a single class with the holders of the Class A Common Stock on all matters considered at the 2013 Annual Meeting. In addition, the holder of the 900,000 shares of the Company's Class B Common Stock issued and outstanding at the close of business on the Record Date is entitled to receive a notice of the 2013 Annual Meeting, and to attend and vote at the 2013 Annual Meeting as a single class with the shares of the Class A Common Stock and Special Voting Preferred Stock on all matters other than the election of directors. As of the Record Date, the sole holder of the Class B Common Stock was John T. Hewitt, the Company's Chairman of the Board and Chief Executive Officer. Because the size of the Board has been established at nine and the Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that the holders of the Class B Common Stock are entitled to elect the minimum number of directors necessary to constitute a majority of the entire Board, Mr. Hewitt is presently entitled to elect five directors, and the holders of the Class A Common Stock and Special Voting Preferred Stock are entitled to elect the balance of the Board as more fully described in this Proxy Statement.

What proposals will be voted on at the 2013 Annual Meeting?

        Stockholders will vote on two proposals at the 2013 Annual Meeting:

  1.
  Election of four Directors to serve on our Board of Directors (Proposal 1); and

  2.
  Ratification of the appointment of KPMG LLP ("KPMG") as our independent registered public accounting firm for the fiscal year ending April 30, 2014 (Proposal 2).

        We are not aware of any matters to be presented at the meeting other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies may vote your shares at the adjournment or postponement as well.

How does the Board of Directors recommend that I vote on these proposals?

        The Board of Directors recommends that you vote your shares:

  1.
  "FOR" each of the Board's nominees for Director (Proposal 1); and

  2.
  "FOR" the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending April 30, 2014 (Proposal 2).

Who will bear the cost of this proxy solicitation?

        The Company will bear the entire cost of this proxy solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card, Annual Report, and any additional solicitation materials sent by the Company to stockholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding the proxy materials to those beneficial owners. In addition, proxies may be solicited by directors, officers and regular employees of the Company, who will not receive any additional compensation for solicitation, by mail, email, facsimile, telephone or personal contact.

What is included in the proxy materials?

        The proxy materials include:

  •
  Our proxy statement for the 2013 Annual Meeting including a proxy card; and

  •
  Our 2013 Annual Report, which includes our 2013 audited consolidated financial statements.

If I am a stockholder of record, how do I vote?

        You are entitled to cast one vote per share of Class A Common Stock owned as of the Record Date for each proposal to be considered at the Annual Meeting. You may vote by mail or in person at the Annual Meeting.

Voting Before the 2013 Annual Meeting

How do I vote by mail?

        If you do not expect to attend the 2013 Annual Meeting in person, and choose to vote on the proposals on the agenda by mail, simply complete the proxy card, sign and date it, and return it in the postage-paid envelope provided. If you are a stockholder whose shares are held in "street name" (i.e., in the name of a broker, bank or other similar organization), you may obtain a proxy, executed in your favor, from the record holder. You may sign the proxy card and return it to the Company, or you may direct the record holder of your shares to vote your proxy in the manner you specify. Further, if your shares are held in street name, you must communicate your instructions respecting the voting of your shares to the record holder, or your broker will be prohibited from voting your shares. Voting by mail will not affect your right to vote in person if you decide to attend the 2013 Annual Meeting; however, if you wish to revoke your proxy, you must first notify the Corporate Secretary of your intent to vote in person, and must actually vote your shares at the 2013 Annual Meeting.

What does it mean if I receive more than one set of proxy materials for the 2013 Annual Meeting?

        It means your shares are held in more than one account. You should vote all of your shares, using the separate proxy card provided with each set of proxy materials.

What is householding?

        As permitted by the SEC, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of this proxy statement. This is known as householding.

        The Company will promptly deliver, upon request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to the Corporate Secretary in writing at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary, or by email at kathleen.curry@libtax.com.

How may I view the voting results?

        The results of voting at the 2013 Annual Meeting will be filed with the SEC within four business days after the 2013 Annual Meeting and will be available on the SEC's website (www.sec.gov) or on our website (www.libertytax.com). If the final results are not available at that time, we will provide preliminary voting results in a Form 8-K and will provide the final voting results in an amendment to the Form 8-K as soon as they are available.

How may I vote in person at the 2013 Annual Meeting?

        If you plan to attend the 2013 Annual Meeting and wish to vote your shares in person, you will be asked to present valid government-issued photo identification, such as a driver's license. If you are a holder of record, you will need to bring with you your proxy card to gain admission to the 2013 Annual Meeting. If you require special assistance due to a disability or other reasons, please notify the Corporate Secretary in writing at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary or by email at kathleen.curry@libtax.com.

        If your shares are held by a broker, bank or other similar organization, bring with you to the 2013 Annual Meeting the proxy card, any voting instruction form that is sent to you, or your most recent brokerage statement or a letter from your broker, bank or other similar organization indicating that you beneficially owned the shares of common stock as of the Record Date. We can use that to verify your beneficial ownership of common stock and admit you to the 2013 Annual Meeting. If you intend to vote at the 2013 Annual Meeting, you also will need to bring to the 2013 Annual Meeting a legal proxy from your broker, bank or other similar organization that authorizes you to vote the shares that the record holder holds for you in its name.

How may I revoke my proxy?

        You may change or revoke your proxy at any time before it is voted at the 2013 Annual Meeting. You can send a written notice of revocation of your proxy to the Corporate Secretary so that it is received before the taking of the vote at the 2013 Annual Meeting. You can also attend the 2013 Annual Meeting and vote in person. Your attendance at the 2013 Annual Meeting will not in and of itself revoke your proxy. In order to revoke your proxy, you must also notify the Corporate Secretary of your intent to vote in person, and then vote your shares at the 2013 Annual Meeting. If you require assistance in changing or revoking your proxy, please contact the Corporate Secretary at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary or by email at kathleen.curry@libtax.com.

What constitutes a quorum?

        Holders of a majority of the issued and outstanding shares of capital stock of the Company entitled to vote (taking into account the 1,000,000 votes entitled to be voted as a single class with the Class A Common Stock by the holder of the Special Voting Preferred Stock), who are represented in person or by proxy, will constitute a quorum at the 2013 Annual Meeting. A quorum is required to transact business at the 2013 Annual Meeting. A representative of Wells Fargo Bank N.A. has been appointed by the Company's Board of Directors to act as the inspector of election. The inspector of election will tabulate the votes cast by proxy or in person at the 2013 Annual Meeting, and will determine whether or not a quorum is present. If a quorum is not present, the 2013 Annual Meeting will likely be adjourned or postponed in order to solicit additional proxies.

How are votes counted?

        Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held by the stockholder, and the holder of the Special Voting Preferred Stock will be entitled to a total of 1,000,000 votes, voting as a single class with the Class A Common Stock. In all matters, other than the election of directors and except as otherwise required by law, the Certificate of Incorporation, the Bylaws or the rules and regulations of NASDAQ, the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. A plurality of the voting power of the shares of Class A Common Stock (taking into account the 1,000,000 votes entitled to be voted as a single class with the Class A Common Stock by the holder of the Special Voting Preferred Stock) present in person or represented by proxy at the meeting and entitled to vote with respect to the election of directors shall elect directors.

Election of Directors (Proposal 1)

        To be elected as a Director, a nominee must receive the affirmative vote of a plurality of the votes cast by the holders of Class A Common Stock and the holder of the Special Voting Preferred Stock.

Ratification of Independent Registered Public Accounting Firm (Proposal 2)

        Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2014 requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy entitled to vote and at a meeting at which a quorum is present. Under Delaware law, abstentions are counted as shares present and entitled to vote at the meeting. Therefore, abstentions will have the same effect as a vote "against" the ratification of the Company's independent registered public accounting firm.

        Shares represented by proxy will be voted as directed on the proxy form and, if no direction is given, will be voted as follows:

  1.
  "FOR" the election of each of the Director nominees;

  2.
  "FOR" the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal 2014; and

  3.
  In the best judgment of the persons named in the proxies, with respect to any other matters that may properly come before the meeting.

What are broker non-votes and how are they counted?

        Brokers, banks or other similar organizations holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting customers' shares on non-routine matters in the absence of specific instructions from those customers. This is commonly referred to as a "broker non-vote." With respect to the proposals in question, broker non-votes will be counted for quorum purposes but will not be counted as "votes cast" either for or against such proposals.

        The election of directors is considered a non-routine matter and, therefore, if you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on this matter absent specific instructions from you. As such, there may be broker non-votes with respect to this matter. Because broker non-votes with respect to the election of directors will not be counted as "votes cast," if your shares are held in street name, it is critical that you vote or provide specific instructions to your broker, bank or similar organization if you want your vote to count. On the other hand, the ratification of the selection of KPMG LLP as the Company's independent registered public accounting firm is considered a routine matter. Therefore, an organization that holds your shares may vote on this matter without instructions from you and no broker non-votes will occur with respect to this matter.

        If you received more than one proxy card, you may hold shares in more than one account. To ensure that all of your shares are voted, you must sign and return each card. As a holder of common stock of the Company, you are always invited to attend the 2013 Annual Meeting and vote your shares in person.

Is my vote confidential?

        Yes, it is our policy that documents identifying your vote are confidential. The vote of any stockholder will not be disclosed to any third party before the final vote count at the 2013 Annual Meeting except:

  •
  To meet any legal requirements;

  •
  To assert claims for or defend claims against the Company;

  •
  To allow authorized individuals to count and certify the results of the stockholder vote;

  •
  If a proxy solicitation in opposition to the Board of Directors takes place; or

  •
  To respond to stockholders who have written comments on proxy cards or who have requested disclosure.

What is the Company's internet address?

        The Company's Internet Address is www.libertytax.com. The Company's filings with the SEC are available free of charge via the "About Liberty Tax" link at this website (click on the "Investor Relations" heading), and may also be found at the SEC's website at www.sec.gov.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Amended and Restated Bylaws (the "Bylaws") provide that except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of preferred stock with respect to any directors elected (or to be elected) by the holders of that series, the total number of directors constituting the entire Board of Directors shall consist of not less than five nor more than fifteen members, with the precise number of directors to be determined from time to time by a vote of the Board of Directors.

        Except as may be provided in a resolution or resolutions providing for any series of preferred stock with respect to any directors elected (or to be elected) by the holders of that series, any vacancies in the Board of Directors and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the affirmative vote of the holders of at least a majority of the shares of the applicable class of capital stock entitled to elect such director, voting together as a single class, and any directors so appointed shall hold office until the next election of directors and until their successors are elected and qualified.

        By resolution of the Board of Directors, the present size of the Board has been established at nine, but an unfilled vacancy exists on the Board. The Certificate also provides that the holders of the Class B Common Stock are entitled to elect the minimum number of directors necessary to constitute a majority of the entire Board, and that the holders of the Class A Common Stock and Special Voting Preferred Stock are entitled to elect the balance of the Board. John Hewitt, the Company's Chairman and Chief Executive Officer, currently owns all outstanding shares of the Company's Class B Common Stock. Because the size of the Board has been established at nine, Mr. Hewitt is presently entitled to elect five directors, and the holders of the Class A Common Stock and Special Voting Preferred Stock are entitled to elect the remaining four directors.

        Mr. Hewitt has advised the Board of Directors that immediately prior to the 2013 Annual Meeting, he will elect the following three directors, each to serve until the 2014 Annual Meeting or until their successors are elected and qualified:

  Gordon D'Angelo
  John T. Hewitt
  Ellen M. McDowell

        Each of the Directors elected by Mr. Hewitt has consented to be named and to serve if elected by him. Under the Certificate, Mr. Hewitt has the right to name different directors if any of his intended designees becomes unavailable for election for any reason, or for any other reason. One of the incumbent directors, Gary P. Golding, has been a director since 2000 and was most recently elected as a director by Mr. Hewitt immediately prior to the 2012 annual meeting of stockholders. After discussions with Mr. Hewitt, Mr. Golding will not be reelected by Mr. Hewitt at the 2013 Annual Meeting and therefore will not continue to serve as a director of the Company beyond the 2013 Annual Meeting. Mr. Hewitt intends to elect a fourth director to fill Mr. Golding's seat, but has not yet determined who he will elect to fill that vacancy. Mr. Hewitt has further indicated to the Board that at this time, he intends to continue to leave the fifth Board seat to which he is entitled to elect a director vacant, reserving the right to fill that Board seat at a later time.

        The Bylaws of the Company include an advance notice procedure for stockholder approvals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board of Directors. No nominations were received for the 2013 Annual Meeting, and the four nominees for the Board of Directors being recommended for election at the 2013 Annual Meeting are being recommended by the Board of Directors, acting upon the recommendation of the Board's Nominating and Corporate Governance Committee. Each of the four nominees, if elected, will hold office until the next annual meeting of stockholders or until his or her successor is elected and qualified. The Board has nominated John R. Garel, Steven Ibbotson, Ross N. Longfield and George T. Robson for election as directors of the Company. Each nominee has consented to be named and to serve if elected. If any of the nominees becomes unavailable for election for any reason, the proxies will be voted for any substitute nominees.

DIRECTOR NOMINEES, CLASS B STOCKHOLDER DESIGNEES AND RETIRING DIRECTORS

        The following table sets forth information regarding our director nominees and designees, as of the date of this proxy statement:

Name	Age	Position(s)
Director Nominees
John R. Garel	55	Director
Steven Ibbotson	51	Director
Ross N. Longfield	73	Director
George T. Robson	66	Director
Director Designees of Class B Stockholder
Gordon D'Angelo	60	Director
John T. Hewitt	64	Chairman and Chief Executive Officer
Ellen M. McDowell	53	Director
Incumbent Director Not Standing for Reelection
Gary P. Golding	56	Director

The Board of Directors unanimously recommends that you vote "FOR" the election to the Board of Directors each of the four nominees identified above as "Director Nominees."

 QUALIFICATIONS AND EXPERIENCE OF DIRECTOR NOMINEES, CLASS B STOCKHOLDER DESIGNEES AND RETIRING DIRECTOR

Director Nominees

        John R. Garel.    Mr. Garel has served as a Director since May 2003. From June 2000 until the present, Mr. Garel has served as a Senior Managing Director for Envest Holdings, a private equity management company. As a Senior Managing Director of Envest Holdings, which manages two funds that are among our largest stockholders, Mr. Garel has garnered expertise in analysis of investment opportunities and evaluation of business strategies. In his tenure at Envest, Mr. Garel has overseen the deployment of capital across a variety of industries.

        Steven Ibbotson.    Mr. Ibbotson has served as a Director since June 1999. Mr. Ibbotson has served as General Manager for Farm Business Consultants, Inc. ("FBC") in Calgary, Alberta since September 1997. From September 1995 until September 1997, he served as a General Manager-Western Canada for FBC, Inc. also in Calgary, Alberta. From September 1993 until September 1995 he served as Director of Marketing for FBC in London, Ontario. FBC is a tax preparation and consulting firm serving farmers and small business owners across Canada. Through his service as General Manager and various other positions at FBC, Mr. Ibbotson brings many years of tax preparation industry expertise to our Board. Mr. Ibbotson has developed significant managerial expertise through his career at FBC and is familiar with many of the operational challenges in the tax preparation industry, many of which confront our company. Mr. Ibbotson also serves as the Board of Directors' representative of our largest stockholder, DataTax Business Services Limited.

        Ross N. Longfield.    Mr. Longfield has served as a Director since December 2001. Mr. Longfield is managing partner of Longfield Consulting, a financial services firm located in Wyoming. From November 2002 through December 2004 Mr. Longfield served as Chairman of the Board of Incurrent Solutions in Parsippany, New Jersey. From June 1998 until December 2000, Mr. Longfield served as a Managing Director for Household International in Bridgewater, New Jersey. He was Chairman and CEO of Beneficial Bank USA from 1990 to 1998, was a pioneer of the RAL concept and has many years of experience in the tax preparation industry. Mr. Longfield brings highly valuable financial and managerial expertise to the Board through his service with Incurrent Solutions, Household International and other public and private companies. Mr. Longfield is highly experienced and knowledgeable in financial analysis, financial statements and risk management which qualifies him as one of our audit committee financial experts.

        George T. Robson.    Mr. Robson has served as a Director since April 1999. Mr. Robson, currently retired, served as the Chief Financial Officer for Dendrite International, a sales and software concern in Morristown, New Jersey from June 1997 until June 2002, and as interim Chief Financial Officer from June to November 2005. Mr. Robson also previously served as the principal of Caversham Associates, a financial consulting firm in Bryn Mawr, Pennsylvania, from June 2002 until April 2006. Mr. Robson was the Chief Financial Officer for H&R Block from January 1996 until May 1997. Mr. Robson brings highly valuable financial expertise to the Board through his experience as the Chief Financial Officer of various companies, including service in our industry as the Chief Financial Officer of H&R Block in the mid-1990s. Mr. Robson is highly experienced and knowledgeable in financial analysis, financial statements and risk management which qualifies him as one of our audit committee financial experts. Mr. Robson also possesses management advisory experience through his service as a director of several companies.

Class B Stockholder Designees

        Gordon D'Angelo.    Mr. D'Angelo has served as a Director since June 2011. Mr. D'Angelo is the co-founder and Chairman of NEXT Financial Group and related entities, an independent registered broker/dealer that provides financial services such as retirement planning, estate planning and investment management through 550 offices in 49 states. Prior to co-founding NEXT Financial in 1998, Mr. D'Angelo was a director of Jackson Hewitt. Mr. D'Angelo brings to the Board of Directors a wealth of experience in the financial services industry drawing upon his experience from his co-founding of NEXT Financial Group in 1998 where he strengthened his leadership capabilities and management advisory expertise. Mr. D'Angelo also has experience in the tax preparation industry, in that he previously worked for H&R Block before serving as a director of Jackson Hewitt.

        John T. Hewitt.    Mr. Hewitt has served as our Chairman, Chief Executive Officer and President since October 1996. Mr. Hewitt is a pioneer in the tax preparation industry with a career in the industry spanning over 40 years. From August 1982 until June 1996, Mr. Hewitt was the Founder, President, Chief Executive Officer and Chairman of Jackson Hewitt Inc., in Virginia Beach, Virginia. From December 1969 until June 1981, Mr. Hewitt held the varying positions of Tax Preparer, Assistant District Manager, District Manager, and Regional Director with H&R Block in Buffalo and Elmira, New York and Moorestown, New Jersey. Mr. Hewitt is the brother of Ellen M. McDowell, one of our directors. In serving as Chairman of the Board of Directors as well as Chief Executive Officer, Mr. Hewitt is effectively able to integrate the operating and business strategies of the company, which is an invaluable asset to the Board in formulating our overall strategic direction.

        Ellen M. McDowell.    Ms. McDowell has served as a Director since June 2010. From January 1998 until the present, Ms. McDowell has also served as an Attorney and Managing Shareholder at McDowell-Riga-Posternock, P.C., in Maple Shade, New Jersey. Ms. McDowell is the sister of John Hewitt, our Chairman and Chief Executive Officer. Her experience as an attorney provides an important legal perspective for our Board as it considers various operating and business strategies.

Incumbent Director Not Standing for Reelection

        Gary P. Golding.    Mr. Golding has been a Director since October 2000, and, as described above, will not stand for reelection at the 2013 Annual Meeting. Mr. Golding is a General Partner for Edison Partners IV, L.P., a venture capital investment partnership and has served in such position since October 1997. Mr. Golding also serves on the Board of Directors of Vocus, Inc., a provider of cloud-based PR and marketing software for public relations management. As a General Partner of Edison Partners IV, L.P., which manages one of our largest stockholders, Mr. Golding has garnered expertise in analysis of investment opportunities and brings extensive management advisory expertise to the Board through his service as a director of multiple private companies. During his tenure with Edison, Mr. Golding has overseen the deployment of investments across a variety of industries.

COMMITTEES OF THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

        Our Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. The chart below reflects the current composition of each of the standing committees.

Name of Director	Audit		Compensation		Nominating and Corporate Governance
Gordon D'Angelo			X		X
John R. Garel	X				X	(1)
Gary P. Golding			X		X
John T. Hewitt
Steven Ibbotson			X	(1)	X
Ross N. Longfield	X				X
Ellen M. McDowell
George T. Robson	X	(1)			X

(1)
Chairperson of Committee

Audit Committee

        Our Audit Committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the Audit Committee assists the Board of Directors in oversight of the independent auditors' qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements including the disclosures in our annual and quarterly reports filed with the SEC; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non-audit services provided by our independent auditor; and reviews and approves related party transactions under Item 404 of Regulation S-K. In addition, our Audit Committee oversees our internal audit function.

        All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board of Directors has determined that Mr. Robson and Mr. Longfield are audit committee financial experts as defined under the applicable rules of the SEC and NASDAQ. All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and NASDAQ. The Board has adopted a written Audit Committee Charter, which is available at the Company's website: www.libertytax.com or upon written request to the Corporate Secretary, JTH Holding, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

Compensation Committee

        Our Compensation Committee adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our Compensation Committee annually evaluates, in consultation with the Board of Directors, the performance of our Chief Executive Officer, reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executives and evaluates the performance of these executives in light of those goals and objectives. Our Compensation Committee also adopts and administers our equity compensation plans.

        All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and NASDAQ, and Section 162(m) of the Internal Revenue Code (the "Code"). Because Mr. Golding will not stand for reelection at the 2013 Annual Meeting, the Board of Directors expects to designate a third member of the Compensation Committee to replace Mr. Golding. The Board has adopted a written Compensation Committee Charter, which is available at the Company's website: www.libertytax.com or upon written request to the Corporate Secretary, JTH Holding, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board of Directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board of Directors. In addition, our Nominating and Corporate Governance Committee oversees our corporate governance guidelines, approves our Committee charters, oversees compliance with our code of business conduct and ethics, reviews actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by the Audit Committee and oversees the Board self-evaluation process. Our Nominating and Corporate Governance Committee is also responsible for making recommendations regarding non-employee director compensation to the full Board of Directors.

        Each of the members of the Board of Directors other than our President and Chief Executive Officer, John T. Hewitt, and Ellen McDowell, who is Mr. Hewitt's sister, are members of our Nominating and Corporate Governance Committee. All of the members of our Nominating and Corporate Governance Committee are independent under the rules and regulations of NASDAQ. The Board has adopted a written Nominating and Corporate Governance Committee Charter, which is available at the Company's website: www.libertytax.com or upon written request to the Corporate Secretary, JTH Holding, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

Meeting Attendance

        During our fiscal year ended April 30, 2013, our Board of Directors held 5 meetings, either in person or by telephone. Each Director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held while he or she was a Director, and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served on the committee.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission reports detailing their ownership of our common stock and changes in such ownership. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To the best of our knowledge, all required reports were filed on time and all transactions by our directors and executive officers were reported on time, except that, due to an administrative error by the Company, Messrs. Ibbotson and Robson each filed a late report for two separate transactions each. Those transactions related solely to the cashless exercise of stock options.

Director Attendance at Annual Meeting of Stockholders

        Although the Company has no specific policy regarding director attendance at the Company's Annual Meeting of Stockholders, all directors are encouraged to attend, and each director attended the

2012 Annual Meeting. Board and Committee meetings are being held preceding the 2013 Annual Meeting.

Communications with the Board

        Stockholders and other interested parties wishing to communicate with the Board of Directors, the non-employee directors, or an individual Board member concerning the Company may do so by writing to the Board, to the non-employee directors, or to the particular Board member, and mailing the correspondence to the Corporate Secretary, JTH Holding, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454. Please indicate on the envelope whether the communication is from a stockholder or other interested party. In addition, our Board members have made and may in the future make themselves available for consultation and direct communication with significant stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Messrs. Golding, D'Angelo and Ibbotson served as members of our Compensation Committee in fiscal 2013. None of the current members of our Compensation Committee is or has at any time during the past year been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

NON-EMPLOYEE DIRECTOR COMPENSATION

        In fiscal year 2013, non-employee directors received the option of an annual retainer of $35,000 or an equal amount of compensation in the form of restricted stock units. In addition, for those directors who serve on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, members receive annual retainers of $10,000, $7,500 and $5,000, and the chairpersons receive annual retainers of $20,000, $10,000 and $7,500, respectively. Our committee members are also entitled to receive this cash compensation in the form of restricted stock, if they so elect. We also grant our non-employee directors stock-based compensation in the form of stock options and restricted stock units in a total annual amount of $35,000.

        The table below sets forth all compensation paid to our non-employee directors for fiscal 2013. Information regarding Mr. Hewitt's compensation, our only management director, is included under "Executive Compensation."

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)		Option Awards(3)(4)		Total
Gordon D'Angelo	$—	$55,659		$—		$55,659
John R. Garel	—	59,340		14,407		73,747
Gary P. Golding	47,500	20,595	(5)	14,407	(5)	82,502
Steven Ibbotson	50,000	20,595		14,407		85,002
Ross N. Longfield	50,000	20,595		14,407		85,002
Ellen M. McDowell	35,000	18,300		—		53,300
George T. Robson	60,000	20,595		14,407		95,002

(1)
Amounts in this column reflect the grant date fair value of the restricted stock units (RSUs) granted to each non-employee director under the Company's 2011 Equity and Cash Incentive Plan, calculated in accordance with FASB Accounting Standards Codification Topic 718 ("ASC Topic 718"), based on the fair market value, as determined by the Board of Directors, of the Company's stock on the effective date of grant.

  Assumptions used in the calculation of these amounts for fiscal 2013 are included in Note 12 to the Company's audited financial statements for the year ended April 30, 2013.

(2)
Represents RSUs granted to non-employee directors, all of which vest and become subject to settlement 18 months after the date of grant. Each RSU represents the right to receive settlement of one share of the Company's Class A Common Stock. The aggregate amount of RSUs outstanding as of April 30, 2013 for each director was as follows: Mr. D'Angelo, 4,386 RSUs; Mr. Garel, 4,873 RSUs; Edison Venture Fund IV LLP, 1,373 RSUs (Mr. Golding is the manager of Edison Venture Fund IV LLP); Mr. Ibbotson, 1,373 RSUs, Mr. Longfield, 1,373 RSUs, Ms. McDowell, 1,220 RSUs, and Mr. Robson, 1,373 RSUs. Mr. D'Angelo and Ms. McDowell received a different number of RSUs as part of their Board equity compensation for fiscal 2013 because of the valuation of their previously-granted stock options that vested in fiscal 2013, as described in footnote 3. Messrs. D'Angelo and Garel each elected to receive additional RSUs in lieu of their cash compensation for Board and committee service. For each of the RSU awards, the grant date fair value of these awards is calculated using the closing price of the Company's common stock on the date prior to grant.

(3)
Amounts in this column reflect the grant date fair value of the options granted to each non-employee director under the company's 2011 Stock Option Plan calculated in accordance with ASC Topic 718, based on the fair market value, as determined by the Board of Directors of the Company's stock on the date of grant. Assumptions used in the calculation of these amounts for fiscal 2013 are included in Note 12 to the Company's audited financial statements for the year ended April 30, 2013. Mr. D'Angelo and Ms. McDowell each received multi-year stock option grants in prior fiscal years, and so although they did not receive new stock option grants during fiscal 2013, the value imputed to their options that vested during fiscal 2013, based on the Company's compensation expense related to those options, was utilized in determining the number of RSUs to be granted to each of them.

(4)
The aggregate number of option awards outstanding as of April 30, 2013 for each director was as follows: Mr. D'Angelo, 30,000 options; Mr. Garel, 8,627 options; Envest II, LLC, 16,500 options; Envest III, LLC, 53,500 options (Mr. Garel is the manager of both Envest II, LLC and Envest III, LLC); Mr. Ibbotson, 38,627 options, Mr. Longfield, 48,627 options, Ms. McDowell, 30,000 options, and Mr. Robson, 48,627 options.

(5)
RSUs and options issued to Edison Venture Fund, IV, L.P.

DIRECTOR INDEPENDENCE AND BOARD STRUCTURE

        Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based on the review of each director's background, employment and affiliations, including family relationships, the Board of Directors has determined that six of our eight directors are "independent" under the rules and regulations of the SEC and NASDAQ. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock. Mr. Hewitt was not deemed independent as a result of his service as our Chief Executive Officer and Ms. McDowell is not deemed independent as a result of her familial relationship with Mr. Hewitt.

        Mr. Hewitt serves as both the Chairman of the Board of Directors and as our Chief Executive Officer. The Board of Directors has not designated a "lead independent director." The Board of Directors believes that the structure is in the best interests of the Company's shareholders at this time because it makes the best use of Mr. Hewitt's extensive knowledge of the Company and its industry and also facilitates communication between management and the Board of Directors.

        The Board of Directors expects the Company's management to take primary responsibility for identifying material risks the Company faces and communicating them to the Board, developing and implementing appropriate risk management strategies responsive to those risks with oversight from the Board, and integrating risk management into the Company's decision-making processes. The Board of Directors regularly reviews information regarding the Company's credit, liquidity and operational risks as well as strategies for addressing and managing these risks. Certain committees of the Board, such as the Audit and Compensation Committees, manage risks within their area of responsibility. In particular, the Audit Committee monitors financial, credit and liquidity risk issues, and the Compensation Committee monitors the Company's compensation programs so that those programs do not encourage excessive risk-taking by Company employees.

EXECUTIVE OFFICERS

        The following table sets forth information regarding our executive officers as of the date of this proxy statement:

Name	Age	Position(s)
John T. Hewitt	64	Chairman, Chief Executive Officer and President
Mark F. Baumgartner	51	Chief Financial Officer
James J. Wheaton	53	General Counsel, Vice President of Legal and Governmental Affairs

        John T. Hewitt.    Mr. Hewitt's biographical information is set forth on page 7 of this proxy statement.

        Mark F. Baumgartner.    Mr. Baumgartner has served as our Chief Financial Officer since February 2004. From August 2003 until February 2004, Mr. Baumgartner was an independent consultant to us. From May 1999 until August 2003, Mr. Baumgartner served as Chief Financial Officer for InfiNet Company in Norfolk, Virginia. From August 1991 until May 1999, Mr. Baumgartner served as Senior Vice President of Operations for First Coastal Bank in Virginia Beach, Virginia. From June 1986 until August 1991, Mr. Baumgartner worked for Price Waterhouse in Norfolk, Virginia under the varying capacities of Audit Staff, Audit Senior and Audit Manager.

        James J. Wheaton.    Mr. Wheaton has served as our General Counsel and Vice President of Legal and Governmental Affairs since February 2011. Mr. Wheaton was previously a partner at the law firm of Troutman Sanders LLP, where he practiced at the firm's Virginia Beach, Virginia office from 2001 until joining us in February 2011, and served as the practice group leader for the firm's mergers and acquisitions group. From September 1986 until May 2001, Mr. Wheaton was associated with the law firm of Willcox & Savage, P.C. in Norfolk, Virginia, where he was a shareholder from 1991 until 2001.

COMPENSATION DISCUSSION AND ANALYSIS

        The compensation provided to our "named executive officers" for the fiscal year ended April 30, 2013 ("fiscal 2013") is set forth in detail in the Summary Compensation Table for fiscal 2013 and other tables and the accompanying footnotes that follow this section. This section explains our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation program components and the decisions made in fiscal 2013 for each of our named executive officers.

        Our named executive officers for fiscal 2013 consisted of the following individuals:

    John T. Hewitt, who currently serves as our Chairman, President and Chief Executive Officer;
    Mark F. Baumgartner, who currently serves as our Vice President and Chief Financial Officer;
    T. Rufe Vanderpool, who formerly served as our Chief Operating Officer; and
    James J. Wheaton, who currently serves as our General Counsel and Vice President, Legal and Governmental Affairs.

        Mr. Vanderpool resigned as an officer of the Company on October 7, 2013.

Compensation overview and objectives

        We strive to establish compensation practices that attract, retain and reward our senior management, and strengthen the mutuality of interests between our senior management and our stockholders. We believe that the most effective executive compensation program is one that is conservative, but competitive, and that aligns the compensation of our senior management with the creation of stockholder value. Under the oversight of the Compensation Committee, we have developed and implemented a pay-for-performance executive compensation program that rewards senior management for the achievement of certain financial performance objectives. We achieve the philosophies of pay-for-performance and alignment of senior management compensation with stockholder value creation primarily by providing a substantial portion of each executive's total annual compensation through annual performance bonuses and grants of long-term equity compensation. In the past several years, the Compensation Committee tied the level of bonus payments under our bonus plan to the achievement of certain company-wide financial performance objectives and individual goals other than for the Chief Executive Officer and Chief Financial Officer, whose bonus payments were solely tied to company-wide financial performance objectives. For fiscal 2013, the Compensation Committee tied the level of bonus payments for each of the named executive officers solely to company-wide financial performance objectives.

Determination of compensation

        Our Compensation Committee is responsible for determining our compensation and benefit plans generally, and has established and reviewed all compensatory plans and arrangements with respect to our named executive officers. The Compensation Committee meets not less than four times annually to specifically review and determine adjustments, if any, to all elements of compensation, including base salary, annual bonus compensation and long-term equity awards. The Compensation Committee annually evaluates the achievement of performance goals for the prior fiscal year and sets new performance goals for the current fiscal year. The Compensation Committee also meets additionally as needed to discuss compensation-related matters as they arise during the year.

        In addition, with respect to the compensation of our named executive officers, other than our Chief Executive Officer, the Compensation Committee seeks the input and recommendation of our Chief Executive Officer. Our Chief Executive Officer reviews each other named executive officer's overall performance and contribution to the Company at the end of each fiscal year and makes recommendations regarding each element of their compensation to the Compensation Committee. Our Chief Executive Officer's compensation is determined solely by the Compensation Committee. Our Chief Executive Officer does not participate in any formal discussion with the Compensation Committee regarding his compensation.

        The Compensation Committee does not generally rely on formulaic guidelines for determining the mix or levels of cash and equity-based compensation, but rather maintains a flexible compensation program that allows it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to attain certain strategic and financial goals. Subjective factors considered in compensation determinations include an executive's skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance and the sufficiency of total compensation potential and structure to ensure the retention of an executive when considering the compensation potential that may be available elsewhere.

        Except as described in the following paragraph, the Compensation Committee has generally not undertaken any formal benchmarking or reviewed any surveys commissioned by us of compensation for our competitors, but has instead relied primarily on our members' general knowledge of the competitive market. However, the Board of Directors did review salaries at similar companies for similarly-situated executives in fiscal 2011 when determining the base salary level for Mr. Wheaton, our General Counsel and Vice President, Legal and Governmental Affairs, who joined the company in February 2011.

        In 2011, we engaged a compensation consultant, Pearl Meyer & Partners ("Pearl Meyer"), to conduct an overall assessment of our compensation programs and practices and to make recommendations regarding changes to our programs and practices as we transition to being a public company. Based upon the market analysis and recommendations of Pearl Meyer, among other factors, our Compensation Committee approved certain increases in the compensation of our named executive officers, effective June 1, 2012.

Components of compensation for fiscal 2013

        For fiscal 2013, the compensation provided to our named executive officers consisted of base salary, annual bonus, long-term equity-based compensation, retirement benefits and other benefits, each of which is described in more detail below. We believe that the mix of cash- and equity-based compensation, as well as the relationship of fixed to performance-based compensation, is properly balanced and provides us with an effective means to attract, motivate and retain our named executive officers, as well as reward them for creation of stockholder value.

Base Salary

        The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities. Base salary amounts are established at the time of each named executive officer's initial employment with the Company, but are subject to upward adjustment by the Compensation Committee after its consideration of, among other factors, the scope of the executive's responsibilities, individual performance for the prior year, the mix of fixed compensation to overall compensation and consistency with what the Compensation Committee considers to be the market standard for compensation paid to similarly-situated executives at other companies.

        In fiscal 2013, the Compensation Committee established a company-wide guideline that provided for an average salary increase to all employees of approximately 4% of their fiscal 2012 salary, with the actual amount of any employee's raise determined based on fiscal 2012 performance. However, with respect to each of the named executive officers, each officer's salary was established taking into account prior contractual obligations to Mr. Wheaton and the decision of the Compensation Committee to address the recommendations of Pearl Meyer in conjunction with the transition of the Company to a public company in June 2012. Mr. Wheaton's raise therefore included a contractual $50,000 increase required by his employment agreement upon the effective date of a registration statement under the Securities Act or the Exchange Act, plus the typical 4% increase made available to other employees. The salaries of each of Messrs. Hewitt, Baumgartner and Vanderpool were increased in amounts greater than the 4% made available to all employees based on the Pearl Meyer analysis, the Compensation Committee's assessment of their responsibilities as executive officers of a public company, and in Mr. Hewitt's case, in order to account for a substantial reduction in Mr. Hewitt's bonus eligibility for fiscal 2013 as part of a decision to alter the percentage mix of his salary and bonus compensation.

        Based on these considerations, effective June 1, 2013, the base salaries of Messrs. Hewitt, Baumgartner, Vanderpool and Wheaton were increased to $469,000, $331,760, $267,280 and $344,240, respectively.

Annual Bonuses

        We have an annual performance bonus plan (a short-term cash incentive bonus plan with annual financial, and in some cases, individual performance goals), through which we provide for cash bonus awards to certain of our senior employees, including all of our named executive officers. Annual bonuses, which are generally paid during June for the prior fiscal year's performance, are intended to compensate executives for achieving annual company-wide financial goals and, in some instances, individual performance goals. Under our bonus plan, our Compensation Committee establishes a target bonus amount (expressed as a percentage of base salary) for each of our executives that would become payable upon the achievement of our corporate performance metrics. Target bonus amounts for fiscal 2012 were 140% of base salary for Mr. Hewitt, 75% of base salary for Mr. Baumgartner, 60% of base salary for Mr. Vanderpool and 30% of base salary for Mr. Wheaton, with actual bonuses being based upon the achievement of the applicable performance objectives. In conjunction with the Company's transition to a public company, the Compensation Committee determined that although Mr. Hewitt's salary should be increased as described above, his target bonus amount should be reduced so that the bonus would not exceed his base salary to better align his compensation mix with what the Compensation Committee believed was market for public companies and to reflect data presented in the Pearl Meyer report. For that reason, target bonus amounts for fiscal 2013 (100% of base salary for Mr. Hewitt, 75% of base salary for Mr. Baumgartner, 60% of base salary for Mr. Vanderpool and 30% of base salary for Mr. Wheaton) were established by the Compensation Committee in June 2012, with actual bonuses to be based upon achievement of the applicable performance objectives. No bonuses were to be earned under the bonus plan unless we achieved 85% of the target for the company-wide performance metrics described below. Our Compensation Committee also had the discretion to award an additional bonus to the extent that the Company exceeded the target performance metrics.

        The target bonus amounts for Messrs. Hewitt, Baumgartner, Vanderpool and Wheaton are determined by our Compensation Committee based on consideration of our overall compensation program and market standards for compensation paid to similarly-situated executives at other companies based on their general knowledge of the competitive market. For fiscal 2013, eligibility for annual bonuses to each of Messrs. Hewitt, Baumgartner, Vanderpool and Wheaton was based entirely upon achievement of company-wide performance goals relating to our revenue and net income. The performance goals for each of our named executive officers used in 2013 in determining the target bonus as a percentage of the officer's base salary are set forth below:

Name	Revenue	Net Income	Total Target Bonus as Percentage of Base Salary
John T. Hewitt	50%	50%	100%
Mark F. Baumgartner	37.5%	37.5%	75%
T. Rufe Vanderpool	30%	30%	60%
James J. Wheaton	15%	15%	30%

        For fiscal 2013, our target revenue goal as established in June 2012 was approximately $129.9 million and our target net income goal as established in June 2012 was $20.5 million (before typical adjustments for nonrecurring items). The Compensation Committee believed that these goals were ambitious but achievable. Accordingly, no bonuses were to be earned under the bonus plan for 2013 unless the following threshold amounts were achieved: (i) our revenue was at least $110.4 million, or (ii) our net income was at least $17.4 million (85% of target goals). Under the bonus plan, once the threshold amounts were achieved, payments were to be made in an amount equal to 25% of the total revenue or net income percentage for each additional 5% of the target achieved up to 100% of the target as illustrated in the table below:

Percentage of Target Achieved	Payout
85%	25%
90%	50%
95%	75%
100%	100	%(1)

(1)
The Compensation Committee had the discretion to award an additional bonus to the extent we exceeded the target performance metrics.

        For example, if we achieved 85% of the revenue target, an officer with a 50% revenue component would receive 12.5% of the revenue bonus component (25% of 50%).

        In May 2013, as had been its practice in prior years, the Compensation Committee evaluated the extent to which the named executive officers would be eligible for bonuses with respect to the Company's fiscal 2013 performance, based on the Company's unaudited financial statements available to the Compensation Committee at that time. That analysis indicated that the Company had achieved performance on the revenue and net income targets described above that would provide for each of the named executive officers to receive bonuses in the amount of 75% of their respective targeted payout amounts (i.e. results were 95% of the targeted amount). However, taking into account other metrics not included in the bonus formula, including the Company's relatively low growth in both systemwide revenue during fiscal 2013 and in total customer returns filed, the Compensation Committee considered a recommendation of Mr. Hewitt that the bonus payout for named executive officers be limited to 40% of each officer's targeted payout amount. This reduction to a 40% threshold was also consistent with the manner in which the Company paid incentive-based bonuses to other bonus-eligible employees. On this basis, the Compensation Committee approved the downward departure from the bonus formula to a 40% aggregate payout. On this basis, Messrs. Hewitt, Baumgartner, Vanderpool and Wheaton received bonus payouts in June 2013 of $187,600, $95,846, $61,680 and $39,698 respectively.

        The following table shows the calculation of the actual bonus payouts for fiscal 2013 for our named executive officers based on the performance achieved:

	Bonus Eligibility as a Percentage of Base Salary
				Actual Bonus Amount as a Percentage of Base Salary
Name	Revenue	Net Income	Total		Actual Bonus Amount
John T. Hewitt	37.5%	37.5%	75%	40%	$187,600
Mark F. Baumgartner	28.1%	28.1%	56.2%	30%	95,846
T. Rufe Vanderpool	22.5%	22.5%	45%	24%	61,680
James J. Wheaton	11.25%	11.25%	22.5%	12%	39,698

In August 2013, subsequent to the Compensation Committee's determination of bonus payouts, the Company's Audit Committee determined that based on an analysis conducted after the Company had engaged in discussion of comments received from the Staff, the Company's prior financial statements should no longer be relied upon. This determination had the effect of delaying the preparation of the Company's audited financial statements for fiscal 2013. The Compensation Committee has now reviewed the fiscal 2013 audited financial statements, and the restated financial statements for prior years in which the named executive officers received bonuses. The Compensation Committee has given due consideration to whether the bonuses awarded in May 2013 for fiscal 2013, and for prior years, should be adjusted to reflect the Company's financial performance in each of those fiscal years, based on the changes in accounting contained in both the fiscal 2013 financial statements and in the restated

financial statements for prior years. After carefully considering all of the issues involved, the Compensation Committee has determined that additional adjustment of the fiscal 2013 bonuses paid in June 2013, and the potential recoupment or "clawback" of prior year bonuses, would not be appropriate. The reasons for this determination include the following:

  •
  Each revenue and net income target utilized for the purpose of the fiscal 2013 bonuses and for bonuses awarded in prior fiscal years was established by the Compensation Committee based on the Company's then-current revenue recognition practices. For this reason, it would be inappropriate for the Compensation Committee to recalculate fiscal 2013 bonus amounts or bonus amounts awarded in prior fiscal years, because of changes in the results in any of those fiscal years attributable to accounting changes, without also adjusting the revenue and net income targets utilized in each of those fiscal years to reflect the accounting changes.

  •
  The fact that the primary adjustments contained in the fiscal 2013 financial statements and prior financial statements relate to timing differences in the recognition of revenue, rather than a fundamental change in franchise and area developer sales themselves. For this reason, the changes in revenue and net income in any particular prior fiscal year do not reflect adversely on the relative success of the Company in achieving its growth goals during those years, but merely a shift in timing of revenue recognition.

  •
  The Compensation Committee took into account the expected changes to revenue and net income in establishing revised criteria for fiscal 2014 bonuses, in order to adjust for revenue changes that are solely attributable to the changes in accounting practices.

  •
  The revenue targets used in fiscal 2013 and prior years did not include the gross-up of revenues to include the area developer's share of franchisee fees and royalties, so using the pre-existing revenue targets would actually increase the bonus payment in all years in which the maximum revenue target had not been achieved.

  •
  Taking into account the changes in accounting practices and their effect on the audited fiscal 2013 financial statements, as compared to the unaudited draft financial statements utilized in May for the purposes of determining fiscal 2013 bonuses, the Compensation Committee determined that because of the reduction in the bonus payout to 40% described above, each of the executive officers would have been eligible for a bonus of at least the amount actually awarded even taking into account the difference in the Company's results reflected in the final audited financial statements.

  •
  The restatement of financial results was based on an interpretation of accounting requirements related to revenue recognition and did not involve any misconduct. Therefore, the clawback provision contained in section 304 of the Sarbanes-Oxley Act is not applicable to either of Messrs. Hewitt or Baumgartner as the Chief Executive Officer and Chief Financial Officer of the Company.

        At its meeting on May 31, 2013, the Compensation Committee had also established the formula and targets for determining bonuses payable in fiscal 2015 based on fiscal 2014 performance. Those targets have now been adjusted by the Compensation Committee to fully reflect the accounting changes, and actually had the effect of increasing both the revenue and net income targets upon which the bonuses will be determined next year from those originally established in May 2013. In addition, the Compensation Committee determined that it would be appropriate for the bonus formula in fiscal 2014 to include a new component that will target the Company's systemwide revenue, a non-GAAP measure that reflects the growth in revenue of the Company's franchisee base, and that serves as a proxy for the Company's success in making its franchisees more successful. With the addition of this component, the components for each of our named executive officers to be used in fiscal 2014 in determining the target bonus as a percentage of the officer's base salary are set forth in the table below.

Name	Revenue	Net Income	Systemwide Revenue	Total Target Bonus as Percentage of Base Salary
John T. Hewitt	30%	30%	40%	100%
Mark F. Baumgartner	22.5%	22.5%	30%	75%
T. Rufe Vanderpool	18%	18%	24%	60%
James J. Wheaton	15%	15%	20%	50%

Long term equity compensation

1998 Stock Option Plan

        Originally effective as of May 1, 1998, and as subsequently extended effective May 1, 2008, our 1998 Stock Option Plan, or the 1998 Plan, is designed to assist in attracting, retaining and motivating employees, non-employee directors and other independent contractors of outstanding ability and to promote the identification of their interests with those of the stockholders of the company.

        Our Board of Directors administers the 1998 Plan and is authorized to, among other things, designate participants, grant options, determine the terms and conditions relating to options, including vesting, prescribe option agreements, interpret the stock option plan and to make any other determinations that it deems necessary or advisable for the administration of the 1998 Plan.

        The Board of Directors has the ability to amend or terminate the 1998 Plan at any time, provided that no amendment or termination will be made without stockholder approval to increase the aggregate number of shares that may be issued under the plan (except in the case of certain corporate transactions as described above), to modify eligibility under the plan or to increase materially the benefits accruing to participants under the plan. The Board of Directors may also suspend or terminate the 1998 Plan at any time, provided such termination does not adversely affect the rights of any option holders. Unless sooner terminated, the 1998 Plan will terminate on April 30, 2018.

        With the adoption in August 2011of the 2011 Equity and Cash Incentive Plan described below, no further options are expected to be granted under the 1998 Plan.

        In determining the actual number of options awarded to our named executive officers, the Board of Directors considered our past grant practices and determined awards that were consistent with our overall compensation objectives. Those objectives include providing a substantial portion of named executive officer compensation in the form of long-term equity-based compensation and aligning our named executive officers' interests with those of our stockholders. Historically, the Board of Directors determined the actual number of options to be awarded to our named executive officers during a given fiscal year by assessing targeted long-term ownership levels and the relative percentage of total equity outstanding that each option grant represents.

        Our 1998 Plan provides that the Board of Directors may determine the vesting schedule of options granted. Multi-year options granted to our senior officers, including our named executive officers, generally vest over multiple years, with a portion vesting in each year over the vesting period; each tranche expires five years from the date of vesting. The stock options granted under the 1998 Plan do not provide for accelerated vesting in the event of a termination or change of control. In the case of Mr. Wheaton, his options vest as to 40,000 shares each year on the last day of each fiscal year beginning with the fiscal year ended April 30, 2011, but vest fully and become exercisable as to all options under the grant upon the termination of Mr. Wheaton's employment by him for "good reason" as defined in his employment agreement. We believe that granting options subject to the vesting schedules described above provides us with an effective mechanism to incentivize and to retain our named executive officers and to align their interest with the long-term interests of our stockholders.

2011 Equity and Cash Incentive Plan

        On August 26, 2011, in consideration of the benefits of long-term equity incentive awards and upon the recommendation of our Compensation Committee, our Board of Directors adopted the JTH Holding, Inc. 2011 Equity and Cash Incentive Plan (referred to as the "2011 Equity and Cash Incentive Plan" or the "2011 Plan"). The 2011 Plan was subsequently approved by our stockholders on August 30, 2011. The Plan provides us with the ability to utilize different types of equity incentive awards (compared to only the stock options available under the 1998 Plan) as a part of our overall compensation structure.

        Key features of the 2011 Plan include:

  •
  All stock options, stock appreciation rights and other purchase rights must have an exercise price that is not less than the fair market value of the underlying stock on the grant date.

  •
  The maximum number of shares of our Class A Common Stock available under the 2011 Plan is 1,826,994 (as of September 26, 2013, including shares that had been previously available under the 1998 Plan). The maximum number of shares of our Class A Common Stock that may be issued under the 2011 Plan may be issued under any type of award, including incentive stock options.

  •
  The 2011 Plan does not include any reload or "evergreen" share replenishment features.

  •
  Without stockholder approval, we may not reprice awards or repurchase awards that are subject to forfeiture or have not yet vested.

  •
  Any material amendments to the 2011 Plan require stockholder approval.

  •
  The 2011 Plan is administered by our Compensation Committee.

  •
  No dividends or Dividend Equivalents may be granted in connection with options, SARs or other Stock-Based Awards in the nature of purchase rights (as defined below). No dividends or Dividend Equivalents may be paid in connection with a performance-based award unless and until the underlying performance conditions are achieved, and any such dividends or dividend equivalents will accumulate (without interest) and become payable only at the time and to the extent the applicable award becomes payable or nonforfeitable.

        In fiscal 2013, no equity awards were granted to our named executive officers, because each of them had previously received multi-year option grants that already included options vesting during fiscal 2013.

Retirement Benefits

        In fiscal 2013, each of our named executive officers had the opportunity to participate in our 401(k) plan on the same basis as our other employees. We believe that the 401(k) plan provides an enhanced opportunity for our named executive officers to plan for and meet their retirement savings needs. This plan is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the 401(k) plan, participants may elect to make pre-tax savings deferrals of up to 86% of their compensation each calendar year, subject to annual limits on such deferrals (e.g., $17,000 in the 2012 calendar year and $17,500 in the 2013 calendar year) imposed by the Code. Participants who attain age 50 also may elect to make certain catch-up contributions, subject to a separate annual limit on such contributions ($5,500 in both the 2012 and 2013 calendar years) imposed by the Code.

        We may in our discretion, on an annual basis, make a matching contribution with respect to a participant's elective deferrals and/or may make additional Company contributions. Historically, we have matched 50% of the amount contributed by a participant, up to 3% of the participant's compensation subject to applicable limits pursuant to Section 401(a)(17) of the Code. Each of our named executive officers participated in our 401(k) plan during fiscal 2013 and received matching contributions.

Perquisites and Other Benefits

        In fiscal 2013, our named executive officers were eligible to receive the same benefits, including life and health benefits, which were available to all employees.

Section 162(m) and the Material Terms of the Performance Goals

        The Compensation Committee may consider Section 162(m) of the Code when setting performance goals for our named executive officers. Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation that we may deduct for federal income tax purposes in any given year with respect to the compensation of each of our named executive officers. However, certain "performance-based" compensation that complies with the requirements of Section 162(m) is not included in the calculation of the $1 million cap. The Compensation Committee may consider Section 162(m)'s conditions for deductibility when structuring compensation arrangements for our executive officers, including our named executive officers. However, we believe that the Compensation Committee needs flexibility to pursue its incentive and retention objectives, even if this means that we may not be able to deduct a portion of executive compensation.

Compensation Risk Assessment

        As part of its oversight of our executive compensation program, the Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. In addition, the Compensation Committee reviews all of our compensation policies and procedures, including the incentives that they create and factors that may increase the likelihood of excessive risk taking, to determine whether they present a significant risk to us. The Compensation Committee believes that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the various components of our overall compensation program, taken as a whole, do not encourage excessive risk taking. This conclusion is based on, among other factors, the level of base salaries paid by us, the balance of short-term and long-term incentive compensation, and the establishment of goals and thresholds in compensation plans and awards that are believed to be aggressive, but achievable. The Compensation Committee believes that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

        Management of the Company has prepared the Compensation Discussion and Analysis (the "CD&A"), and the Compensation Committee has reviewed and discussed the CD&A with management. Based on its review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.

Members of the Compensation Committee:
Steven Ibbotson (Chair) Gary P. Golding Gordon D'Angelo

 EMPLOYMENT/SEVERANCE, NON-COMPETITION AND NON-SOLICITATION AGREEMENTS

        Effective June 1, 2012, we entered into employment agreements with each of Messrs. Hewitt, Baumgartner and Vanderpool, and an amended employment agreement with Mr. Wheaton, pursuant to which they will be entitled to severance benefits upon certain qualifying terminations of their respective employment. The following descriptions are summaries of these agreements and are qualified by reference to the full text of the employment agreements which are filed as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2012.

Employment Agreements

        As indicated above, effective June 1, 2012, we entered into employment agreements with each of the named executive officers, the material terms of which are described below.

        2012 Employment Agreements.    Effective June 1, 2012, we entered into employment agreements with each of Messrs. Hewitt, Baumgartner and Vanderpool. The employment agreements each provide for an initial term expiring April 30, 2014. The agreements are automatically renewed for successive one-year terms, unless the Company or the named executive officer gives the other written notice of non-renewal at least 90 days prior to the expiration of the term.

        Under the new agreements, the base salaries of Messrs. Hewitt, Baumgartner and Vanderpool were increased to $469,000, $319,000 and $257,000, respectively, and those individuals will continue to be eligible to participate in the Company's annual cash bonus plan.

        Messrs. Hewitt, Baumgartner and Vanderpool are entitled to employee benefits generally available to all employees. They are also provided with a PDA device.

        As discussed below under "—Potential Payments on Change of Control," the employment agreements provide for severance benefits to be paid to Messrs. Hewitt, Baumgartner and Vanderpool upon certain qualifying terminations of their respective employment.

        The employment agreements contain customary confidentiality, non-competition and non-solicitation provisions.

        James J. Wheaton.    Effective June 1, 2012, we entered into an amended and restated employment agreement with Mr. Wheaton that conforms certain terms of his prior employment agreement to the terms of the new form of agreement utilized for Messrs. Hewitt, Baumgartner and Vanderpool. The material changes that were included in the amended and restated employment agreement are discussed below under "—Potential Payments on Change of Control." The other material terms and conditions of the new agreement remain consistent with his original agreement, which was entered into effective February 7, 2011.

        The agreement provides for an initial two-year term that began February 7, 2011. The agreement automatically renews for successive one-year terms, unless either party gives the other written notice of non-renewal at least 90 days prior to the expiration of the term.

        Mr. Wheaton's employment entitles him to employee benefits generally available to all employees. He is also provided with a PDA device. Mr. Wheaton's employment agreement also provides that the company will pay or reimburse him for any required licenses or bar expenses related to his status as an attorney admitted to the Virginia State Bar, and for other expenses related to his bar leadership positions.

        As discussed below under "—Potential Payments on Change of Control," Mr. Wheaton's agreement provides for severance benefits to be paid to him upon certain qualifying terminations.

        Mr. Wheaton's employment agreement contains customary confidentiality, non-competition and non-solicitation provisions.

 2013 SUMMARY COMPENSATION TABLE

        The following table summarizes information concerning the compensation awarded to, earned by, or paid for services rendered in all capacities by our named executive officers during the years ended April 30, 2013, 2012 and 2011. The compensation described in this table does not include medical, group life insurance or other benefits that are available generally to all of our salaried employees.

Name and Principal Position	Fiscal Year Ended April 30,	Salary ($)		Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
John T. Hewitt,	2013	$447,025		$—		$—	$187,600	$5,835	$640,460
Chairman, President and	2012	299,619		—		—	316,045	4,127	619,791
Chief Executive Officer	2011	287,790		—		712,500	303,849	7,636	1,311,775
Mark F. Baumgartner,	2013	308,826		—		—	95,846	4,848	409,520
Chief Financial Officer	2012	237,738		—		—	135,675	5,184	378,597
	2011	204,277		—		—	118,800	8,961	332,038
T. Rufe Vanderpool,	2013	250,854		—		—	61,680	7,251	319,785
Chief Operating Officer(4)	2012	204,185		—		260,100	94,500	5,750	564,535
	2011	161,856		—		99,900	61,845	—	323,601
James J. Wheaton,	2013	323,075		—		—	39,698	7,041	369,814
General Counsel, Vice	2012	269,200		—		—	60,840	7,476	337,516
President of Legal and	2011	50,000	(5)	90,000	(6)	606,000	—	—	746,000
Governmental Affairs

(1)
Amounts in this column reflect the grant date fair value of the options granted to each named executive officer under the Company's 1998 Stock Option Plan, calculated in accordance with ASC Topic 718, based on the fair market value, as determined by the Board of Directors, of the Company's stock on the date of grant. Assumptions used in the calculation of these amounts are included in Note 12 to the Company's audited financial statements for the fiscal year ended April 30, 2013, included in our 2013 Annual Report.

(2)
Amounts in this column were paid under the Company's annual cash bonus plans for fiscal 2013, fiscal 2012 and fiscal 2011 performance, respectively.

(3)
These amounts reflect the Company's matching contribution under the Company's 401(k) plan.

(4)
Mr. Vanderpool resigned as an officer of the Company on October 7, 2013.

(5)
Mr. Wheaton was employed by the Company beginning February 7, 2011. Mr. Wheaton's initial base salary was $260,000, subject to increase in accordance with the terms of his employment agreement.

(6)
This amount reflects a $40,000 signing bonus received by Mr. Wheaton upon the commencement of his employment with the Company and a $50,000 minimum guaranteed bonus under the Company's 2011 annual cash bonus plan.

GRANTS OF PLAN BASED AWARDS

        The following table sets forth information regarding grants of plan based awards to each of the named executive officers during the fiscal year ended April 30, 2013.

					All Other Option Awards: Number of Securities Underlying Options
		Estimated Future Payouts under Non-Equity Incentive Plan Awards				Exercise Price of Option Awards ($/Share)
							Grant Date Fair Value of Option Awards
	Grant Date
Name		Threshold(1)	Target	Maximum(2)
John T. Hewitt		$—	$469,000	$—	—	$—	$—
Mark F. Baumgartner		—	239,250	—	—	—	—
T. Rufe Vanderpool		—	154,200	—	—	—	—
James J. Wheaton		—	99,300	—	—	—	—

(1)
No bonuses were to be earned under the 2013 annual bonus plan unless (i) our revenue was at least $110.4 million, or (ii) our net income was at least $17.4 million, before typical adjustments for nonrecurring items. These numbers were determined prior to the accounting policy changes reflected in the Company's Consolidated Financial Statements.

(2)
The Compensation Committee has the discretion to award an additional bonus to the extent we exceed the target performance metrics.

OUTSTANDING OPTION AWARDS AT YEAR END

        The following table sets forth information regarding outstanding option awards held by our named executive officers at April 30, 2013. All grants noted below were made under the Company's 1998 Stock Option Plan.

		Number of Securities Underlying Unexercised Options (#)
				Option Exercise Price	Option Expiration Date
Name	Grant Date	Exercisable	Unexercisable
John T. Hewitt	6/16/2008	6,060	—	$16.50	6/16/2013
	6/16/2008	43,940	—	15.00	6/16/2013
	5/29/2009	6,060	—	16.50	5/29/2014
	5/29/2009	68,940	—	15.00	5/29/2014
	6/4/2010	24,240	—	16.50		(1)
	6/4/2010	275,760	—	15.00		(1)
Mark F. Baumgartner	6/16/2008	200,000	—	15.00		(2)
T. Rufe Vanderpool	6/16/2008	8,000	—	15.00	6/16/2013
	5/29/2009	10,000	—	15.00	5/29/2014
	6/4/2010	40,000	—	15.00		(1)
	6/3/2011	60,000	30,000	15.00		(3)
James J. Wheaton	2/7/2011	120,000	80,000	15.00		(4)

(1)
Options vest in equal annual installments in 2010, 2011, 2012 and 2013 with the expiration date for such options being five years after the date that they vest (June 4, 2015, April 15, 2016, 2017 and 2018, respectively).

(2)
Options vest in equal annual installments in 2009, 2010, 2011, 2012 and 2013 with the expiration date for such options being five years after the date that they vest (April 15, 2014, 2015, 2016, 2017 and 2018, respectively).

(3)
Options vest in equal annual installments in 2012, 2013 and 2014 with the expiration date for such options being five years after the date that they vest (April 15, 2017, 2018 and 2019, respectively).

(4)
Options vest in equal annual installments in 2011, 2012, 2013, 2014 and 2015 with the expiration date for such options being five years after the date that they vest (April 15, 2016, 2017, 2018, 2019 and 2020, respectively).

OPTIONS EXERCISED AND STOCK VESTED

        The following table sets forth certain information regarding exercised stock options during the year ended April 30, 2013 for each of the named executive officers. We have not granted any other type of stock-based awards.

	Option Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise(2)
John T. Hewitt	50,000	$215,909
Mark F. Baumgartner	40,000	411,600
T. Rufe Vanderpool	3,781	17,015
James J. Wheaton	—	—

(1)
Represents the gross number of shares acquired upon exercise of vested options without taking into account any shares that may have been surrendered or withheld to cover the option exercise price or applicable tax obligations.

(2)
Value realized is the gross number of options exercised multiplied by the difference between the fair market value of our Class A common stock on the date of exercise and the exercise price.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2013

        In 2012, we adopted our Non-Qualified Deferred Compensation Plan ("NQDCP"), which became effective December 1, 2012. The NQDCP provides that executives who meet minimum compensation requirements are eligible to defer up to 100% of their salaries and up to 100% of their bonuses. We have agreed to credit the participants' contributions with earnings that reflect the performance of certain independent investment funds. The benefits under this plan are unsecured and are general assets of the Company. Participants are generally eligible to receive payment of their vested benefit at the end of their elected deferral period or after termination of their employment with the Company for any reason or at a later date to comply with the restrictions of Section 409A of the Code. Participants may elect to receive their payments in a lump sum or installments. The Company does not make matching or other discretionary contributions to participant accounts.

        The following table shows the non-qualified deferred compensation activity for each of the named executive officers who participated in our NQDCP during fiscal 2013.

Name	Executive Contributions in Fiscal 2013(1)	Aggregate Earnings in Fiscal 2013(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at April 30, 2013(3)
James J. Wheaton	$8,821	$490	$—	$9,311

(1)
Amounts shown in this column for the NQDCP are included in the "Salary" column of the "Summary Compensation Table."

(2)
The amounts shown in this column are not included in the "Summary Compensation Table" because they are not preferential or above market.

(3)
The following amounts contributed to the NQDCP by the executive have also been reported in the Summary Compensation Table as compensation for fiscal 2013: Mr. Wheaton, $9,311.

POTENTIAL PAYMENTS ON CHANGE OF CONTROL

        None of our named executive officers has a change in control agreement. However, the employment agreements we have entered into with each of Messrs. Hewitt, Baumgartner, Vanderpool and Wheaton entitle them to certain payments under their respective employment agreements upon certain qualifying terminations.

        Messrs. Hewitt, Baumgartner and Vanderpool.    Under the employment agreements with Messrs. Hewitt, Baumgartner and Vanderpool, each named executive officer is entitled to certain payments if his employment is terminated by him for Good Reason (as defined under the form of agreement), by us without Cause (as defined under the form of agreement) or as a result of the named executive officer's Employment-Related Death or Disability (as defined under the form of agreement).

        If the named executive officer's employment is terminated by him for Good Reason, by us without Cause or as a result of his Employment-Related Death or Disability, he is entitled to the following: (i) the payment of his base salary through the date of termination; (ii) the payment of an amount equal to his monthly base salary multiplied by 18; (iii) the payment of an amount equal to the pro-rated bonus to which he would have been entitled; (iv) the accelerated vesting of any incentive stock awards, including options, that were not vested as of the date of his termination; (v) continued coverage at our expense under any medical, dental, life insurance and disability policies for a period of 18 months, unless the named executive officer becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer; and (vi) any other amounts or benefits required to be paid to the named executive officer or that he is eligible to receive under any plan, program, policy or practice or contract or agreement with us.

        If the named executive officer's employment is terminated by him without Good Reason, by us for Cause or due to his Disability (as defined under the form of agreement), other than as a consequence of Employment-Related Death or Disability, the named executive officer is only entitled to the payment of his salary through the date of termination.

        If the named executive officer's employment is terminated as a result of his death or Disability (other than as a consequence of Employment-Related Death or Disability), he is entitled to his base salary through the date of his termination, as well as the pro-rata bonus to which he would have been entitled.

        Mr. Wheaton.    Under his employment agreement, Mr. Wheaton is entitled to certain payments if his employment is terminated by him for Good Reason (as defined under the agreement) or by us without Cause (as defined under the agreement).

        If Mr. Wheaton's employment is terminated by him for Good Reason or by us without Cause, he is entitled to the following: (i) the payment of his base salary through the date of termination; (ii) the payment of an amount equal to his monthly base salary multiplied by 24; (iii) the payment of an amount equal to two times the pro-rated bonus to which he would have been entitled; (iv) the accelerated vesting of any incentive stock awards, including options, that were not vested as of the date of his termination; (v) continued coverage at our expense under any medical, dental, life insurance and disability policies for a period of two years, unless Mr. Wheaton becomes reemployed with another employer and is eligible to receive such welfare benefits from that employer; and (vi) any other amounts or benefits required to be paid to Mr. Wheaton or that he is eligible to receive under any plan, program, policy or practice or contract or agreement with us.

        If Mr. Wheaton's employment is terminated by him without Good Reason or by us for Cause, Mr. Wheaton is only entitled to the payment of his salary through the date of termination.

        If Mr. Wheaton's employment is terminated as a result of his death or disability, he is entitled to his base salary through the date of his termination, as well as the pro-rata bonus to which he would have been entitled. However, Mr. Wheaton would receive the same payments that he receives upon a termination for Good Reason or by us without Cause in the event of his Employment-Related Death or Disability (as defined under his amended and restated agreement).

        Mr. Wheaton's employment agreement currently provides that with respect to a termination by him for Good Reason or by us without Cause after February 7, 2014, the monthly base salary component of his severance payment would be reduced to his monthly base salary multiplied by 12. His continuation of benefits would likewise be reduced to a period of one year, and the multiplier on his pro-rated bonus would be eliminated. After February 7, 2016, when Mr. Wheaton will have been employed by us for more than 5 years, his benefits upon a termination by him for Good Reason, by us without Cause or as a result of his Employment-Related Death or Disability would be on the same basis as provided for Messrs. Hewitt, Baumgartner and Vanderpool, as described above.

        The following table shows the potential payments upon each named executive officer's termination. The amounts calculated in the table assume the termination occurred on April 30, 2013 and that the executive officer was paid in a lump sum payment.

			Benefits and Perquisites
	Severance Compensation
			Unvested Stock Options(1)	Welfare Benefits
Executive	Severance	Bonus			Total
John T. Hewitt
Voluntary termination without Good Reason	$—	$—	$—	$—	$—
Voluntary termination for Good Reason	703,500	187,600	—	18,096	909,196
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	703,500	187,600	—	18,096	909,196
Employment-Related Death or Disability	703,500	187,600	—	18,096	909,196
Other death	—	187,600	—	—	187,600
Other disability	—	187,600	—	—	187,600
Mark F. Baumgartner
Voluntary termination without Good Reason	—	—	—	—	—
Voluntary termination for Good Reason	478,500	95,846	—	22,017	596,363
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	478,500	95,846	—	22,017	596,363
Employment-Related Death or Disability	478,500	95,846	—	22,017	596,363
Other death	—	95,846	—	—	95,846
Other disability	—	95,846	—	—	95,846
T. Rufe Vanderpool(2)
Voluntary termination without Good Reason	—	—	—	—	—
Voluntary termination for Good Reason	385,500	61,680	67,500	27,923	542,603
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	385,500	61,680	67,500	27,923	542,603
Employment-Related Death or Disability	385,500	61,680	67,500	27,923	542,603
Other death	—	61,680	—	—	61,680
Other disability	—	61,680	—	—	61,680
James J. Wheaton
Voluntary termination without Good Reason	—	—	—	—	—
Voluntary termination for Good Reason	662,000	39,698	180,000	37,231	918,929
Termination by Company for Cause	—	—	—	—	—
Termination by Company without Cause	662,000	39,698	180,000	37,231	918,929
Employment-Related Death or Disability	662,000	39,698	67,500	37,231	806,429
Other death	—	39,698	—	—	39,698
Other disability	—	39,698	—	—	39,698

(1)
Calculated based on the closing price of the Company's Class A Common stock on April 30, 2013, which was $17.25 per share; and the exercise price of unvested options, which is $15.00 per share.

(2)
On October 7, 2013, Mr. Vanderpool resigned from the Company. Mr. Vanderpool's resignation will be deemed a voluntary termination for Good Reason (as defined in Mr. Vanderpool's employment agreement) and the Company intends to pay Mr. Vanderpool the amounts due him pursuant to his employment agreement.

AUDIT COMMITTEE REPORT

        The Company's management is responsible for preparing financial statements in accordance with generally accepted accounting principles and the financial reporting process, including the Company's disclosure controls and procedures and internal control over financial reporting. The Company's independent registered accounting firm is responsible for auditing the Company's financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States (GAAP). The Audit Committee of the Board of Directors, composed solely of independent directors, meets periodically with management, including the Director of Risk Management (the Company's internal auditor) and others in the Company, and the Company's independent registered public accounting firm to review and oversee matters relating to the Company's financial statements, internal audit activities, disclosure controls and procedures, and internal control over financial reporting and non-audit services provided by the independent accountants. In addition, the Audit Committee oversaw effective compliance with the SEC's mandatory rotation requirements for certain members of the engagement team of the Company's independent registered public accounting firm during the fiscal year ended April 30, 2013, and, as discussed further below, pre-approved all audit and non-audit services and fees paid to such firm.

        The Audit Committee has reviewed and discussed with management and KPMG LLP, the Company's independent registered public accounting firm, the Company's audited financial statements for the fiscal year ended April 30, 2013. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to communication with audit committees. In addition, the Audit Committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the Audit Committee concerning independence, has discussed with KPMG LLP its independence from the Company and the Company's management, oversaw effective compliance with the five-year mandatory rotation of certain members of the engagement team of KPMG LLP, and has considered whether KPMG LLP's provision of non-audit services to the Company is compatible with maintaining the auditor's independence.

        Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company's 2013 Annual Report on Form 10-K.

        The Audit Committee conducted its own self-evaluation and evaluation of the services provided by KPMG LLP during the fiscal year ended April 30, 2013. Based on its evaluation of KPMG, the Audit Committee reappointed KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ended April 30, 2014.

Members of the Audit Committee:
George T. Robson, Chair John R. Garel Ross N. Longfield

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of September 16, 2013, information regarding beneficial ownership of our capital stock by:

  •
  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A common stock or Class B common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of September 16, 2013. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of capital stock shown that they beneficially own, subject to community property laws where applicable.

        Our calculation of the percentage of beneficial ownership is based on 13,023,265 of our Class A common stock (including shares issuable as a result of the conversion of exchangeable shares) and 900,000 shares of our Class B common stock outstanding as of September 16, 2013.

        Class A common stock subject to stock options currently exercisable or exercisable within 60 days of September 16, 2013, are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

        Unless otherwise noted below, the address for each of the stockholders in the table below is c/o JTH Holding, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454.

	Shares of Common Stock Beneficially Owned
	Number	Percent
5% Stockholders:
Datatax Business Services Limited(1)	4,680,000	33.6%
Edison Venture Fund IV, L.P.(2)	1,204,200	8.6%
Envest Funds(3)	881,097	6.3%
Named Executive Officers and Directors:
Mark F. Baumgartner(4)	285,984	2%
Gordon D'Angelo(5)	24,000	*
John R. Garel(3)	889,724	6.4%
Gary P. Golding(2)	1,204,200	8.6%
John T. Hewitt(6)	2,403,422	16.6%
Steven Ibbotson(1)(7)	4,856,908	34.8%
Ross N. Longfield(8)	42,530	*
Ellen M. McDowell(9)	91,387	*
George T. Robson(10)	144,931	1%
T. Rufe Vanderpool(11)	113,781	*
James J. Wheaton(12)	124,000	*
All executive officers and directors as a group (11 persons)(13)	10,180,867	67.4%

*
Represents beneficial ownership of less than 1%.

(1)
Includes 1,000,000 shares of Class A common stock issuable upon the exchange of the exchangeable shares. Steven Ibbotson, one of our directors, together with his immediate family, owns a 100% interest in Datatax. As a result, pursuant to Rule 13d-3 under the Exchange Act, Mr. Ibbotson is deemed to own the 4,680,000 shares of Class A common stock held by Datatax. The address for Datatax Business Services Limited is 2109 Oxford St., London, Ontario, Canada NSY 553.

(2)
Mr. Golding, one of our directors, is a General Partner of Edison Partners IV, L.P., the manager of Edison Venture Fund IV, L.P. and, as a result, pursuant to Rule 13d-3 under the Exchange Act, is deemed to beneficially own the 1,204,200 shares of Class A common stock held by Edison Venture Fund IV, L.P. The address for Edison Venture Fund IV, L.P. is 1009 Lenox Drive #4, Lawrenceville, New Jersey 08648.

(3)
Includes (i) 8,627 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of September 16, 2013 and (ii) 120,134 shares of Class A common stock owned by Envest II, LLC and 11,500 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of September 16, 2013 held by Envest II, LLC, the voting power of which is held by Envest Management II, LLC, the Manager for Envest II, LLC; and (iii) 710,963 shares of Class A common stock owned by Envest III, LLC and 38,500 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of September 16, 2013 held by Envest III, LLC, the voting power of which is held by Envest Management III, LLC, the Manager for Envest III, LLC. Mr. Garel, one of our directors, is a manager of both Envest Management II and Envest Management III and, as a result, pursuant to Rule 13d-3 under the Exchange Act, is deemed to beneficially own the 881,097 shares of Class A common stock held by Envest II and Envest III. The address for Envest II and Envest III is 2101 Parks Avenue, Suite 401, Virginia Beach, Virginia 23451.

(4)
Includes 10,083 shares of Class A common stock held in our 401(k) plan and 200,000 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of September 16, 2013.

(5)
Includes 20,000 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of September 16, 2013.

(6)
Includes 900,000 shares of Class B common stock, 138,912 shares of Class A common stock held in our 401(k) plan and 375,000 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of September 16, 2013.

(7)
Includes (i) 38,627shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of September 16, 2013 and (ii) 8,400 shares of Class A common stock owned by 714718 Alberta, Ltd. Steven Ibbotson, one of our directors, owns a 100% interest in 714718 Alberta, Ltd. As a result, pursuant to Rule 13d-3 under the Exchange Act, Mr. Ibbotson is deemed to own the 8,400 shares of Class A common stock held by 714718 Alberta, Ltd. The address for 714718 Alberta, Ltd. is #150 3015 5th Avenue NE, Calgary, Alberta Canada, T2A6T8.

(8)
Includes 38,627 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of September 16, 2013.

(9)
Includes 30,000 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of September 16, 2013 and 15,000 shares held in a trust of which she is the trustee.

(10)
Includes 38,627 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of September 16, 2013.

(11)
Includes 110,000 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of September 16, 2013. Mr. Vanderpool resigned as an officer of the Company on October 7, 2013.

(12)
Includes 120,000 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of September 16, 2013.

(13)
Includes 900,000 shares of Class B common stock, 148,995 shares of Class A common stock held in our 401(k) plan and 1,029,508 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of September 16, 2013.

PRINCIPAL ACCOUNTING FEES AND SERVICES

        The following table presents fees for professional services rendered by KPMG LLP for the audit of our annual financial statements for the fiscal years ended April 30, 2013 and 2012, and fees billed for other services rendered by KPMG LLP for those years. Fees disclosed below include fees actually billed and expected to be billed for services relating to the applicable fiscal year.

Fiscal Year	2013	2012
Audit fees	$662,135	$587,580
Tax fees	48,274	162,654
All other fees	1,650	1,650

Total fees	$712,059	$751,884

        Audit fees consist of fees for professional services rendered for the audit of the Company's financial statements and review of financial statements included in our quarterly reports and services typically provided by the independent auditor in connection with statutory and regulatory filings or engagements. In addition, audit fees for fiscal 2013 include $330,000 in fees incurred in connection with the restatement and audit fees for fiscal 2012 include $285,010 in fees incurred in connection with our planned initial public offering and registration statements filings.

        Tax fees consist of fees for services related to tax compliance, tax planning, tax consultation and tax advice. The amounts included in the table above consist of fees incurred relating to tax credit studies and other tax advisory services.

        The Audit Committee has adopted policies and procedures for pre-approving audit and non-audit services performed by the independent auditor so that the provision of such services does not impair the auditor's independence. Under the Audit Committee's pre-approval policy, the terms and fees of all engagements require specific Audit Committee approval.

        In determining whether to pre-approve audit or non-audit services, the Audit Committee considers whether such services are consistent with the SEC's rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service and whether the service might enhance our ability to manage or control risk or improve audit quality. These factors are considered as a whole and no one factor is necessarily determinative. The Audit Committee considers the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. The Audit Committee may determine for each fiscal year the appropriate ratio between fees for audit services and fees for audit-related services, tax services and all other services.

        The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

        The Audit Committee has concluded that the provision of non-audit services provided to the Company by its independent accountant during the 2013 fiscal year was compatible with maintaining the independent accountant's independence.

PROPOSAL 2
RATIFICATION OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board's Audit Committee has appointed KPMG LLP ("KPMG") to serve as our independent registered public accounting firm for the fiscal year ending April 30, 2014. KPMG has served in this capacity since April 30, 2002. Although ratification is not required under our Bylaws or otherwise, as a matter of good corporate governance, the Audit Committee submits its selection of KPMG to our stockholders for ratification, and will consider the vote of our stockholders when appointing our independent registered accounting firm in the future. Even if this selection is ratified, the Audit Committee in its discretion may, subject to the approval of the Board of Directors, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

        No director or executive officer of the Company has any substantial interest in the appointment of KPMG as the Company's independent registered public accounting firm.

        A representative of KPMG is expected to attend the annual meeting to respond to questions.

        The Board unanimously recommends a vote "FOR" the ratification of KPMG to serve as our independent registered public accounting firm.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Other than compensation arrangements, we describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers or holders of more than 5% of our common stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

        Compensation arrangements for our directors and named executive officers are described in other sections of this Proxy Statement.

Stock issuances and repurchases

        In the fiscal year ended April 30, 2013, we repurchased an aggregate of 166,235 shares of our Class A common stock from certain of our directors, executive officers and holders of more than 5% of our Class A common stock for an aggregate repurchase price of approximately $15.72 per share.

        During fiscal 2013, we repurchased shares of our Class A common stock from the following persons in the following amounts: Mark Baumgartner ($436,965), John T. Hewitt ($415,540), Ross Longfield ($105,000), George Robson ($313,560), Rufe Vanderpool ($39,705) and Edison Venture Fund IV, L.P. ($1,302,426). The repurchases for Mark Baumgartner ($436,965), John T. Hewitt ($415,540), George Robson ($208,560) and Edison Venture Fund IV, L.P. ($1,302,426) took place during the fiscal quarter ended April 30, 2013. Information regarding purchases of such shares from affiliates of the Company is provided in other sections of this Proxy Statement. Repurchases conducted during fiscal 2013, prior to going public, were at a price of $15.00 per share, which was based on the fair value of our shares at those dates. Repurchases after we were public were effected at a repurchase price of $15.80 per share, which was based on the average closing price of the Class A Common Stock for the five trading days prior to the date of repurchase.

Policy for review of related party transactions

        We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. All of the transactions described above were entered into after presentation, consideration and approval by our Board of Directors.

SUBMISSION OF STOCKHOLDER PROPOSALS

        A stockholder proposal may be considered for inclusion in the Company's proxy materials for the 2014 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion. Stockholders who wish to present proposal for inclusion in the Company's proxy statement pursuant to SEC Rule 14a-8 must submit their proposals so that they are received at JTH Holding, Inc.'s principal executive offices at 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary, no later than the close of business on June 13, 2014. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year's proxy statement and form of proxy.

        Pursuant to the Company's Bylaws, for any business not included in the proxy statement for the 2014 annual meeting to be brought before the meeting by a stockholder, the stockholder must give timely written notice of that business to the Corporate Secretary. To be timely, the notice must be received no later than the ninetieth day, nor earlier than the close of business on the one hundred twentieth day, prior to the first anniversary of the preceding year's annual meeting. For the 2014 Annual Meeting, these dates will be August 16, 2014 and July 17, 2014, respectively. The notice must contain the information required by the Company's Bylaws. Similarly, a stockholder wishing to submit a director nomination directly at an annual meeting of stockholders must deliver written notice of the nomination within the same time period described in this paragraph and comply with the information requirements in our Bylaws relating to stockholder nominations.

        A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of the Company's Bylaws is available on our website at www.libertytax.com under the "Investor Relations" link, by clicking on the "About Liberty Tax" tab, or upon request to JTH Holding, Inc., 1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454, Attention: Corporate Secretary. The Chair of the meeting may exclude matters that are not properly presented in accordance with the foregoing requirements.

        The Board of Directors knows of no other matters that will be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

By Order of the Board of Directors,

JAMES J. WHEATON General Counsel and Vice President, Legal and Governmental Affairs

Signature(s) in Box Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. The Board of Directors Recommends a Vote FOR Items 1 and 2. 1. Election of directors: 01 John R. Garel 03 Ross N. Longfield ¦ Vote FOR ¦ Vote WITHHELD 02 Steven Ibbotson 04 George T. Robson all nominees from all nominees (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2014. ¦ For ¦ Against ¦ Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: ¦ Date _____________________________________ Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

JTH Holding, Inc. 1716 Corporate Landing Parkway Virginia Beach, VA 23454 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on November 14, 2013. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1 and 2. By signing the proxy, you revoke all prior proxies and appoint John Hewitt, Mark Baumgartner and James Wheaton, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments. See reverse for voting instructions. JTH Holding, Inc. ANNUAL MEETING OF STOCKHOLDERS November 14, 2013 11:30 am, Eastern Standard Time Virginia Beach Convention Center 1000 19th Street Virginia Beach, Virginia 23451